EXHIBIT 99
Tech/Ops Sevcon Second Quarter News Release

Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510                    For Release: IMMEDIATE
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News                                        For Further Information Contact
Release                                     Paul A. McPartlin
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TECH/OPS SEVCON REPORTS SECOND QUARTER RESULTS

Southborough, Mass. April 22, 2003..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported that net income for its second fiscal quarter was $211,000, or $.07 per diluted share, compared to last year's results when the Company had net income of $192,000, or $.06 per diluted share. Revenues for the second quarter were $6,138,000, an increase of $563,000, or 10%, compared to the prior year's $5,575,000. Foreign currency fluctuations resulted in a $675,000 increase in reported sales. Second quarter volumes were 2% lower than last year. Operating income for the second quarter of $303,000 was $2,000 higher than last year. Foreign currency changes compared to last year resulted in an increase of $115,000 in second quarter operating income, equivalent to $.02 per share.

For the six month period, net income was $217,000, or $.07 per diluted share, compared to $243,000, or $.08 per diluted share last year. Revenues in the first six months of fiscal 2003 were $11,783,000, an increase of $806,000, or 7%, compared to last year. Foreign currency fluctuations resulted in a $990,000 increase in reported sales. Volumes were 2% less than last year. Operating income for the six-month period was $317,000, compared to $393,000, in the first half of the prior year. Foreign currency fluctuations increased year-to-date reported operating income by $90,000 compared to the same period last year, equivalent to $.02 per share.

The Company paid a regular quarterly cash dividend of $94,000, or $.03 per share, on April 10, 2003.

In March 2003 the Company relocated to new premises in Southborough, MA, located 5 miles north of the Junction of the I90 and I495. The new building houses both the corporate office and Sevcon, Inc. This modern 13,000 square feet building provides increased space and facilities for applications engineering as well as distribution and service facilities for the North American markets. Contact details are:

     Tech/Ops Sevcon, Inc.
     155 Northboro Road, Southborough, MA 01772
     Telephone (508) 281 5510; Fax (508) 281 5520
     E-mail investor.relations@sevcon.com

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles? batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.



Second Quarter 2003 Financial Highlights (unaudited)
  (in thousands except per share data)

                             Three months ended        Six months ended
                            --------------------     -------------------
                            March 31    March 31     March 31   March 31
                                2003        2002         2003       2002
                            --------    --------     --------   --------
Net sales                     $6,138      $5,575      $11,783    $10,977

Operating income                 303         301          317        393
Income before income taxes       325         294          334        373
Net income                    $  211       $ 192      $   217    $   243
                            --------    --------     --------   --------
Basic income per share        $  .07       $ .06      $   .07    $   .08
                            --------    --------     --------   --------
Diluted income per share      $  .07       $ .06      $   .07    $   .08
                            --------    --------     --------   --------
Cash dividend per share       $  .03       $ .09      $   .06    $   .18
                            --------    --------     --------   --------
Average shares outstanding     3,125       3,115        3,125      3,112
                            --------    --------     --------   --------